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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
B&G Foods Holdings Corp.:

We consent to the use of our report included herein and to the references to our firm under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the prospectus covering the 20,776,985 Enhanced Income Securities and the $19.0 million Senior Subordinated Notes due 2016 and in the prospectus covering the $200,000,000 Senior Notes due 2011.

/s/ KPMG LLP
New York, New York
September 15, 2004

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Consent of Independent Registered Public Accounting Firm